Exhibit 99.1
Press Release Dated April 17, 2006

NEWS RELEASE
April 17, 2006

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky — Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $4,391,000 for the first three months of 2006, an increase of $335,000 or 8.3% compared to $4,056,000 for the same period in 2005. Basic and diluted net income per share was $.59 for the current quarter. This represents a decrease of $.01 or 1.7% on a basic per share basis. Diluted per share earnings were unchanged in the quarter to quarter comparison. The percentage increase in net income is not reflected in the percentage change in per share earnings due to the additional 584,000 shares issued in connection with the acquisition of Citizens Bancorp, Inc. (“Citizens Bancorp”). The operating results related to Citizens Bancorp, acquired on December 6, 2005, generally increased reported income and expense line items in the current three-month period compared to a year ago since there are no operating results attributed to Citizens Bancorp in the comparable period. Net loans and deposits acquired from Citizens Bancorp on the date of purchase were $149,029,000 and $173,014,000, respectively.

The Company recently announced an agreement and plan of merger with Citizens National Bancshares, Inc. (“Citizens National”), the parent company of Citizens National Bank of Jessamine County, a $153,000,000 asset bank operating four locations in Jessamine County, Kentucky. The operating results of Citizens National are not included herein. This transaction is expected to close during the third quarter of 2006.

The increase in net income for the current three months was driven by higher net interest income mainly attributed to the Citizens Bancorp acquisition. Net interest income for the current period was $13,663,000, an increase of $2,561,000 or 23.1% compared to $11,102,000 for the same period a year earlier. The increase in net interest income is due mainly to a $5,259,000 or 38.4% increase in interest income on loans. This offset an increase in interest expense of $3,448,000 or 57.4% that was driven primarily by an increase in interest expense on deposits of $2,721,000 or 55.0%. The Citizens Bancorp acquisition accounted for $1,812,000 of the increase in net interest income in the comparison, including $2,747,000 higher interest on loans partially offset by $1,210,000 higher interest expense on deposits.

The provision for loan losses decreased $124,000 in the quarterly comparison. The negative $171,000 provision recorded in the current period is reflective of the overall improved credit quality in the Company’s loan portfolio. This improvement is attributed to several factors, including a decline in delinquent and classified loans from year-end 2005, lower annualized net charge-offs as a percentage of average loans outstanding, and lower historical loss ratios.

Noninterest income declined $314,000 or 5.7% in the quarterly comparison. The decline in noninterest income was due primarily to a one-time gain of $700,000 on the sale of the Company’s $3,183,000 credit card portfolio recorded in the first quarter of 2005. Excluding the effect of the one-time gain on the credit card portfolio in the prior year, noninterest income rose $386,000 or 8.0%. Income from company-owned life insurance was up $143,000 or 61.9% due to higher crediting rates and additional amounts outstanding attributed to the purchase of Citizens Bancorp. Other income line items were $243,000 higher in the aggregate due mainly to the Citizens Bancorp acquisition.

Noninterest expenses increased $2,069,000 or 18.0% for the current three months compared to the same period a year ago. The increase in noninterest expenses was led by higher salaries and employee benefit expenses, which grew $1,543,000 or 25.9%. The increase in salaries and employee benefits was led by a $782,000 increase attributed to the Citizens Bancorp acquisition combined with higher health insurance costs. Other noninterest expenses increased $526,000 or 9.5% and occurred across a broad range of line items. These increases are generally attributed to the purchase of Citizens Bancorp and the Company’s other business expansion activities. The effective income tax rate was 19.7% for the current three months compared to 21.5% a year earlier.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 23 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Capital Market tier under the symbol: FFKT.

Consolidated Financial Highlights — Unaudited
(In thousands except per share data)

	Three Months Ended March 31,
	2006	2005
Interest income	$23,117	$17,108
Interest expense	9,454	6,006

Net interest income	13,663	11,102

Provision for loan losses	(171)	(47)

Net interest income after provision for loan losses	13,834	11,149

Noninterest income	5,210	5,524
Noninterest expenses	13,578	11,509

Income before income tax expense	5,466	5,164

Income tax expense	1,075	1,108

Net income	$4,391	$4,056

Per common share:
Net income - basic	$.59	$.60
Net income - diluted	.59	.59
Cash dividend declared	.33	.33
Weighted average shares outstanding - basic	7,385	6,791
Weighted average shares outstanding - diluted	7,413	6,839

	March 31, 2006	March 31, 2005
Cash and cash equivalents	$111,801	$93,481
Investment securities	345,208	358,057
Loans, net of allowance of $12,158 (2006) and $12,413 (2005)	1,067,283	871,617
Other assets	128,995	95,075

Total assets	$1,653,287	$1,418,230

Deposits	$1,336,939	$1,145,994
Federal funds purchased and securities sold under
agreements to repurchase	71,512	71,802
Other borrowings	76,431	59,105
Other liabilities	13,583	10,305

Total liabilities	1,498,465	1,287,206

Shareholders' equity	154,822	131,024

Total liabilities and shareholders' equity	$1,653,287	$1,418,230

End of period book value per share[1]	$20.97	$19.29
End of period share value	31.62	33.80
End of period dividend yield[2]	4.17%	3.91%

Averages for the three months ended March 31,	2006	2005
Assets	$1,672,649	$1,440,429
Deposits	1,320,686	1,154,818
Loans, net of unearned interest	1,064,006	879,498
Shareholders' equity	154,214	131,467
Return on average assets	1.06%	1.14%
Return on average equity	11.55%	12.51%

1Represents total equity divided by the number of shares outstanding at the end of the period.
2Represents current annualized dividend declared divided by the end of period share value.